EXHIBIT 10(k)

Knape & Vogt
Annual Incentive Plan Terms
As Adopted June 2005

Key Objectives:

The Annual Incentive Plan is designed to support the following objectives:

•	Reward employees for their contributions to profitability, returns, and growth.
•	Focus employees on corporate, business unit, and individual performance.
•	Provide competitive total compensation opportunities.

Effective Date:

The Annual Incentive Plan will become effective as of July 3, 2005.

Plan Year:

The Plan Year will be the same as Knape & Vogt’s (KV’s) fiscal year.

Administration:

The Executive Compensation Committee of KV’s Board of Directors (the “Committee”) will administer the Plan. The Committee reserves the authority to amend, suspend, interpret, or terminate the plan in whole or in part at any time. Notice of any such amendment, suspension or termination shall be given promptly to each Participant.

Description of the Plan:

The Annual Consolidated Incentive will be computed based on Return on Investment (“ROI”). The Committee will establish a target ROI at the beginning of each fiscal year. The ROI will be computed by dividing the Company’s consolidated net income by the average investment. The consolidated net income may be adjusted for unusual, non-recurring items, if approved by the Committee. The average investment will be computed based on the average investment at the beginning of the fiscal year and the investment at the end of the fiscal year. Average investment is defined as the consolidated amounts on the balance sheet of capital stock, additional paid in capital and retained earnings.

Eligibility and Participation:

Participants under the Plan will be employees designated by management and approved at least annually by the Committee. The Committee will also establish a target incentive award percentage of Base Salary for all participants.

To receive an incentive payment for a Plan Year, a participant must be actively employed for at least three months of the Plan Year.

Base Salary:

Base Salary used to determine incentive awards will be equal to the total of all amounts paid to a participant during the Plan Year, without regard to voluntary salary reductions, such as under the 401(k) Plan, Flexible Benefit Spending Plan, etc. Base Salary will not include bonuses, reimbursements or other expense allowances, cash and non-cash fringe benefits, moving expenses and welfare benefits.

A newly hired employee will be eligible to participate in the annual incentive plan if he/she meets the eligibility and participation criteria and begins work at least three months prior to the end of the Plan Year. The newly hired employee’s Base Salary at the end of the Plan Year will be prorated based on the number of months worked rounded to the nearest whole month as a proportion of the Plan Year.

Performance Goals:

Prior to the beginning of a new performance period, the Board will approve threshold, target, and outstanding performance goals proposed by the Committee and CEO for the Corporate and Business Unit metrics. A typical approach to setting performance goals is to establish a threshold, target, and outstanding award opportunity. Accordingly, incentives will be earned on a sliding scale as shown below:

Percent of Target Achieved	Incentive Award Earned
120%	150%
100%	100%
80%	50%

Form and Timing of Payout:

Amounts earned based on performance and achievement of the performance measures will be paid in cash within 60 days following the end of the Plan Year. It is anticipated that payment will be made following Board approval at the first board meeting of the fiscal year.

Termination of Employment:

Voluntary or Involuntary Termination for Cause

        Upon an employee’s voluntary termination of employment or the involuntary termination for cause of an employee’s employment by KV with cause during the Plan Year, any incentive that would have been earned during the Plan Year will be forfeited.

Retirement

        Upon a participant’s retirement from KV at KV’s normal retirement age, a prorated incentive payment will be made based on the number of months the participant was employed during the Plan Year, rounded to the nearest whole month. Normal retirement age is defined as age 57 with 10 years of service or a minimum age of 62.

Death

        Upon a participant’s death, a prorated incentive payment will be made to his/her beneficiary as designated under the Company’s Annual Incentive Plan, or if no beneficiary has been designated, to the participant’s estate, based on the number of months the participant was employed during the Plan Year, rounded to the nearest whole month.

Disability

        Upon termination of a participant’s employment due to permanent disability, as defined in the Company’s retirement plans, a prorated incentive payment will be made based on the number of months the participant was employed during the Plan Year, rounded to the nearest whole month.

Breach of Agreement

        Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any non-competition agreement with the Company or breach any agreement with respect to the post-employment conduct of such Participant, the incentive shall be forfeited.

Normal Plan Participants:

Performance Metrics

        Most KV employee’s will have their incentive computed based upon the consolidated ROI target.

Incentive Award Calculation

        At the end of fiscal year, the consolidated ROI will be compared to the target established at the beginning of the plan year by the Committee and CEO to determine the percent of target achieved and the related incentive award earned. The incentive award earned percentage is then multiplied by the participant’s target incentive award, which is a pre-approved percentage of their Base Salary, as defined for purposes of the Plan, to calculate the amount of the participant’s incentive award.

Determination and Communication of Performance Measures and Goals

        The target consolidated ROI for each Plan Year will be determined as soon as practicable after the Return on Investment results from the previous year are finalized. All goals will be finalized and communicated to incentive plan participants as close as possible to the beginning of the Plan Year.

Communication of Performance Achievement

        Progress towards the achievement of the consolidated ROI will be communicated periodically during the Plan Year. A final communication of achievement against the goal will be issued as soon as possible after results are available following the end of the Plan Year.

Key Plan Participants:

Performance Metrics

        For certain key personnel, the Committee and the CEO will determine an appropriate mix of business unit metrics and individual objectives. Business unit metrics will include business unit level ROI, volume of sales transactions, and profitability of sales. Individual objectives will be set at the beginning of each performance period. Awards for these individuals will be based on achievement against the predetermined corporate, business unit, and individual performance metrics.

Promotions and Transfers

        Eligible participants who are promoted or transfer between functional areas during the Plan Year will receive a prorated incentive payment based on:

•	The number of months worked in each position, rounded to the nearest whole month, as a fraction of the number of months worked during the Plan Year, and

•	The participant's previous and new rates of base salary and incentive opportunities, and

•	If applicable, performance goals and actual performance applicable to the participant’s previous and new positions.

        Exceptions may be made in the event that a participant is transferred late in the Plan Year and does not serve a minimum number of months in his or her new position. In this case, his/her incentive may be based fully on the results of the pre-transfer location.

Incentive Opportunity Weighting and Allocation

        The percentage of incentive opportunity that will be determined by the achievement of corporate, business unit and individual performance varies by each employee. These weightings may be revised annually based on the Committee’s and CEO’s discretion and KV’s business objectives. See Attachment A for incentive opportunity weighting for the key employees.

Key Employees Weighting by Performance Measure

        Target incentive awards will be earned if relevant corporate and business unit targets are achieved. In addition, certain employees will have a portion of their incentive opportunity based on the achievement of individual goals.

        See Attachment B for a listing of target incentive opportunities for the key employees.

Incentive Award Calculation

        At the end of fiscal year corporate, business unit and individual performance will be compared to the achievement levels established at the beginning of the plan year by the Committee and CEO to determine the percentage of target incentives earned.

        The incentive earned as a percentage of salary is then calculated by multiplying the percentage of target award earned by the participant’s target award expressed as a percentage of salary. This percentage is then multiplied by the participant’s Base Salary, as defined for purposes of the Plan, to calculate the amount of the participant’s incentive award.

Determination and Communication of Performance Measures and Goals

        Target performance for each Plan Year will be determined for the Corporation and each Business Unit as soon as practicable after the Return on Investment results from the previous year are finalized. Individual performance measures and goals will be determined by the CEO and the Committee. All goals will be finalized and communicated to incentive plan participants as close as possible to the beginning of the Plan Year.

Communication of Performance Achievement

        Progress towards the achievement of corporate, business unit and individual goals will be communicated periodically during the Plan Year. A final communication of achievement against goals will be issued as soon as possible after results are available following the end of the Plan Year.

GENERAL PLAN PROVISIONS

        No Guarantee:

        Participation in the Plan provides no guarantee that a payment under the Plan will be paid. Selection as a Participant is no guarantee that payments under the Plan will be paid or the selection as a Participant will be made in the subsequent Plan Year.

        General Provisions:

        Withholding of Taxes

        The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under the law.

        Expenses

        All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

        No Prior Right of Offer

        Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

        Claims for Benefits

        In the event a Participant ( a “claimant”) desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing his entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event, which the claimant asserts entitles him/her to benefits. Failure by the claimant to submit his/her claim within such ninety (90) day period shall bar the claimant from any claim for benefits under the Plan.

        In the event that a claim which made by a claimant is wholly or partially denied the claimant will receive from the Committee a written explanation of the reason for denial and the claimant or his/her duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the claimant of written notice from the Committee of the denial of the claim. In connection therewith, the claimant or his/her duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent provisions of the Plan upon which the decision is based. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.

        Action Taken in Good Faith; Indemnification

        The Committee may employ attorneys, consultants, accountants or other persons and the Company’s directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested parties. No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct. In addition to such other rights of indemnification as they may have as member of the Board, as members of the Committee or as officers or employees of the Company, all members of the committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred, in connections with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if such person claiming indemnification is entitled to indemnification as provided in this Section.

        Rights Personal to Employee

        Any rights provided to an employee under the Plan shall be personal to such employee, shall not be transferable (except by will or pursuant to the laws of decent or distribution), and shall be exercisable, during his lifetime, only by such employee.

        Non-Allocation of Award

        In the event of a suspension of the plan in any Plan Year, the incentive for the subject Plan year shall be deemed forfeited and no portion thereof shall be allocated to Participants. Any such forfeiture shall not affect the calculation of the awards in any subsequent year.

        Limitations:

        No Continued Employment

        Nothing contained herein shall provide any employee with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment and whether to terminate employment of any employee.

        No Vested Rights

        Except as otherwise provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award. No officer or employee of the Company or any other person shall any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

        Not Part of Other Benefits

        The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan Participants except as specified herein.

        Limitations

        Neither the establishment of the Plan or the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

        Unfunded Plan

        This Plan is unfunded. Nothing herein shall create or be construed to create a trust or any kind, or a fiduciary relationship between the Company and any Participant.

        Notice:

        Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the Legal Services department or the Human Resources department of KV.

        Applicable Law:

        This Plan shall be construed in accordance with the provisions of the laws of the State of Michigan.